Exhibit 99.2

中国北京市建国门外大街甲12号新华保险大厦6层100022

6/F, NCI Tower, A12 Jianguomenwai Avenue, Beijing 100022, China

电话 Tel: +86 10 6569 3399 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

June 25, 2021

To:

MANYCORE TECH INC.

Floor 11, Building 1

Matrix International Center, 515 Yuhangtang Road,

Gongshu District, Hangzhou, Zhejiang Province, 310011

People’s Republic of China

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We are acting as the PRC legal counsel for MANYCORE TECH INC., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), solely in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (the “ADSs”) and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Market (collectively, the “Offering”).

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents; (d) that information provided to us by the Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) all PRC Approvals and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than PRC companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than the PRC companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the Group Companies with proper authority and upon representations, made in or pursuant to the Documents.

The following terms are used in this Opinion are defined as follows:

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“PRC Affiliates” means Hangzhou QunHe Information Technology Co., Ltd. (the “VIE”), Hangzhou Meijian Technology Co., Ltd., Shanghai Modai Network Technology Co., Ltd, Guangdong Kujiale Network Technology Co., Ltd, Shanghai Kujiale Network Technology Co., Ltd and Shanghai Mengbao Network Technology Co., Ltd.;

“PRC Approval” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, qualification and license required by the applicable PRC Laws to be obtained from any Governmental Agency. “Governmental Approvals” shall be construed accordingly.

“PRC Group Companies” means the PRC Affiliates and PRC Subsidiary collectively, and individually a “PRC Group Company”;

“PRC Laws” means all officially published and publically available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, and subordinate legislations of the PRC currently in effect as of the date of this opinion;

“PRC Subsidiary” or “WFOE” means Hangzhou Yunjiazhuang Network Technology Co., Ltd.;

“VIE Agreements” means the agreements described under the caption “—Contractual Arrangements with Our VIE and Its Shareholders” in the section “Corporate History and Structure” in the Registration Statement, the Pricing Prospectus and the Final Prospectus.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion:

(1)

Each of the WFOE, the VIE and the shareholders of the VIE, as the case may be, has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of the WFOE and the VIE has taken all necessary corporate actions to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party. Each of the VIE Agreements is, and taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms. The execution, delivery and performance of the VIE Agreements will not result in any violation of PRC Laws.

(2)

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “CSRC Procedure”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based upon our understanding of the PRC Laws, including the M&A Rules and the CSRC Procedure, approval from the CSRC is not required for this Offering, because, among other things, (a) the WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of the Company; and (b) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules by the Governmental Authorities.

(3)

The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion.

This Opinion is subject to the following qualifications:

(a)

This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retroactive effect.

(b)

This Opinion is subject to the discretion of any competent Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(c)

This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (a) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (b) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (c) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (d) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; and (e) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement and further consent to the reference of our name under the sections of Registration Statement entitled “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation”, “Taxation” and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices

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